**FOURTH AMENDMENT
TO THE
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DEEP MEDICINE ACQUISITION CORP.**

**Pursuant to Section 242 of the
Delaware General Corporation Law**

Deep Medicine Acquisition Corp. (the "**Corporation**"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1) The name of the Corporation is Deep Medicine Acquisition Corp. The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 8, 2020 (the "**Original Certificate**"). A Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 26, 2021, and further amended on November 4, 2021, pursuant to a Certificate of Correction (the "**Second Amended and Restated Certificate of Incorporation**"). An Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on December 27, 2022 (the "**First Amendment**"). An Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on July 13, 2023 (the "**Second Amendment**"). An Amendment to the Second Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on January 26, 2024 (the "**Third Amendment**").

2) This Fourth Amendment to the Second Amended and Restated Certificate of Incorporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation, as amended by the First, Second, and Third Amendments.

3) This Fourth Amendment to the Second Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

5) The text of Section 9.1(b) of Article IX is hereby amended and restated to read in full as follows:

Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the "***SEC***") on September 13, 2021, as amended (the "***Registration Statement***"), shall be deposited in a trust account (the "***Trust Account***"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $50,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by July 29, 2024 (or, if the Office of the Delaware Division of Corporations shall not be open for business (including filing of corporate documents) on such date the next date upon which the Office of the Delaware Division of Corporations shall be open for a full business day) (or such later date pursuant to the extension set forth in this Second Amended and Restated Certificate) (the "***Deadline Date***") and (iii) the redemption of shares in connection with a vote seeking (a) to modify the substance or timing of the Corporation's obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or amendments to this Second Amended and Restated Certificate prior

thereto or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other material provisions relating to stockholders' rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the "***Offering Shares***") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "***Public Stockholders***."

IN WITNESS WHEREOF, Deep Medicine Acquisition Corp. has caused this Amendment to the Second Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 29th day of January, 2024.

Deep Medicine Acquisition Corp.

By: /s/ H. Polanen

Name: Humphrey P. Polanen
Title: Chief Executive Officer